UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 29, 2015

Global Indemnity plc

(Exact name of registrant as specified in its charter)

Ireland	001-34809	98-0664891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25/28 North Wall Quay Dublin 1 Ireland		None
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +(353) (0) 1 618 0517

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 29, 2015, Global Indemnity plc (“Global”) entered into a redemption agreement with certain affiliates of Fox Paine & Company, LLC (“Fox Paine”) and agreed to redeem 8,260,870 of its ordinary shares for $190 million in the aggregate from affiliates of Fox Paine & Company, LLC. The parties anticipate that the redemption will close by November 6, 2015 (the “Closing Date”). Global also acquired rights (expiring year end 2019) to redeem an additional 3,376,561 Ordinary Shares for $77,660,903 (which amount is subject to an annual 3% increase). The Company is in discussions with affiliates of Fox Paine to acquire rights to redeem a further 1,146,716 ordinary shares on the same terms as the 3,376,561 share redemption rights. After giving effect to the share redemptions and regardless of whether or not the additional redemption rights are exercised, affiliates of Fox Paine will continue to have the ability to cast a majority of votes on matters submitted to Global shareholders for approval.

Item 2.02.	Results of Operations and Financial Condition.

On October 29, 2015, Global issued a press release which included a preliminary update on its third quarter 2015 financial results, which is attached hereto as Exhibit 99.1. These updates included the following, net income for the nine months ending September 30, 2015 is anticipated to be approximately $14 million versus $51.8 million for the comparable 2014 period. Net loss for the three months ending September 30, 2015 is anticipated to be approximately $4 million (primarily due to claims related to the recent California wildfires, as well as $10.8 million of capital losses) compared to net income of $9.8 million for the 2014 comparable period. Shareholders’ equity is expected to be approximately $922 million at September 30, 2015.

The information in this Item 2.02 on Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Redemption Agreement, dated October 29, 2015, by and between Global Indemnity plc and the parties listed on Annex A thereto.

99.1	Press Release dated October 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Indemnity plc

October 29, 2015	By:	/s/ Thomas M. McGeehan
	Name:	Thomas M. McGeehan
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Redemption Agreement, dated October 29, 2015, by and between Global Indemnity plc and the parties listed on Annex A thereto.

99.1	Press Release dated October 29, 2015